News Release
Global Headquarters: 200 Innovation Way, Akron, Ohio 44316-0001	Media Website: www.GoodyearNewsRoom.com

CONTACT: Keith Price

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FOR IMMEDIATE RELEASE

Michael Morell Elected to Goodyear Board

AKRON, Ohio, January 9, 2014 – Michael J. Morell, retired deputy director of the Central Intelligence Agency, has been elected to the board of directors of The Goodyear Tire & Rubber Company.

“We are pleased to have Michael Morell join the Goodyear Board of Directors,” said Goodyear Chairman and Chief Executive Officer Richard J. Kramer. “He brings to our board outstanding leadership skills and a global perspective gained during the course of three decades of distinguished service to the United States. We look forward to adding his skills and expertise to our board.”

Morell served as deputy director of the CIA from May 2010 to August 2013. A career officer, he held a variety of senior leadership positions with the agency, including serving as acting director twice, director of intelligence and executive director. He also served as a deputy director at the National Counterterrorism Center.

He joined the CIA in 1980 as an analyst covering international energy issues. Morell later worked on East Asia for 14 years, holding a number of jobs in analysis and in management before his selection in 1999 as director of Asian Pacific and Latin American analysis.

A native of Cuyahoga Falls, Ohio, Morell earned a bachelor’s degree in economics from the University of Akron and a master’s degree in economics from Georgetown University.

Morell, 55, served on President Barack Obama’s Review Group on Intelligence and Telecommunications. He is a senior fellow at Harvard University’s Belfer Center for Science and International Affairs, a counselor at Beacon Global Strategies, and a member of the Council on Foreign Relations.

Throughout his career, Morell received a number of awards, including the Presidential Rank Award for exceptional performance, the Distinguished Intelligence Medal for his role in the 2011 operation against Osama Bin Laden, the Distinguished Career Intelligence Medal, the National Intelligence Distinguished Service Medal, the Department of Defense Service Medal, and four CIA Director’s Awards.

The election of Morell brings the size of Goodyear’s board to 13 members.

Goodyear is one of the world’s largest tire companies. It employs approximately 69,000 people and manufactures its products in 52 facilities in 22 countries around the world. Its two Innovation Centers in Akron, Ohio and Colmar-Berg, Luxembourg strive to develop state-of-the-art products and services that set the technology and performance standard for the industry. For more information about Goodyear and its products, go to www.goodyear.com/corporate.

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